Exhibit 5.1

[O'Melveny & Myers LLP Letterhead]

May 6, 2003

OUR FILE NUMBER
340,980-036

Guess?, Inc.
1444 S. Alameda Street
Los Angeles, California 90021

  Re:
  Registration of 4,645,492 shares of Common Stock of Guess?, Inc.

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement (the "Registration Statement") on Form S-3 of Guess?, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 of 4,645,492 shares of Common Stock, par value $.01 per share, of the Company (the "Securities").

        In our capacity as counsel to the Company, we have examined originals or copies of those corporate and other records and documents we considered appropriate, including the Company's Certificate of Incorporation and bylaws and the Company's stock ledger at all relevant times (the "Reviewed Document"). We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies, and that the Securities were originally issued by the Company pursuant to the Reviewed Documents.

        On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, we are of the opinion that, upon payment for and delivery of the Securities as contemplated by the Registration Statement and the countersigning of the certificate or certificates representing the Securities by a duly authorized signatory of the registrar for the Common Stock, the Securities will be validly issued, fully paid and non-assessable.

        We hereby consent to the use of the this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O'Melveny & Myers LLP